Exhibit K

SUBSCRIPTION AGREEMENT
PNMAC Mortgage Opportunity Fund, L.P.

CERTIFICATE OF  PNMAC Mortgage Opportunity Fund, LLC (the "Fund")

The undersigned hereby agrees to use any and all of the proceeds that it receives each time that it draws down Common Share Commitments (as defined in the Operating Agreement of the Fund) pursuant to the Operating Agreement of the Fund, less expenses, to purchase common limited partner interests ("Common Interests") of PNMAC Mortgage Opportunity Fund, L.P. (the "Partnership") having the rights and other terms set forth in the Partnership Agreement of the Partnership (the "Partnership Agreement") at the same price such Common Interests are sold to other subscribers, if any.

In connection with such purchase(s), the undersigned hereby certifies, represents and warrants to the Partnership and the Partnership's investment adviser, PNMAC Capital Management, LLC (the "Manager"), that (i) the undersigned has received, read and understands the Partnership Agreement of the Partnership which, among other things, sets forth the terms and conditions of the Common Interests (as defined in the Partnership Agreement), (ii) the undersigned has been given the opportunity to receive such other information regarding the Partnership or the Manager as the undersigned has requested of the Partnership or the Manager, (iii) each of the holders of Common Shares of the Fund is a "qualified client" as that term is defined for purposes of Rule 205-3 of the Investment Advisers Act of 1940 and (iv) the purchase of Common Interests by the undersigned pursuant to this agreement is, and will be, for investment purposes only and is not, and will not be, with a view toward distribution of such Common Interests.

The undersigned acknowledges that the Partnership and the Manager may rely on the above representations until otherwise notified.  Any such notification should be in writing and directed to PNMAC Capital Management, LLC, 27001 Agoura Road, Suite 350, Calabasas, California  91301, Attention: Andrew Chang.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the 31st day of July, 2008, and declared that it is truthful and correct.

By:	PNMAC Mortgage Opportunity Fund, LLC

By:	Name:
Title:

Accepted By:	PNMAC Mortgage Opportunity Fund, L.P.

	By:	Name:
Title: